Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” and to the use of our reports (a) dated May 1, 2007, with respect to the supplemental combined financial statements of Berry Plastics Holding Corporation as of September 30, 2006 and for the period from February 17, 2006 to September 30, 2006, and (b) dated March 9, 2007, with respect to the consolidated financial statements of Berry Plastics Holding Corporation as of December 30, 2006 (Company) and December 31, 2005 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor) and for each of the two years in the period ended December 31, 2005, in the Registration Statement (Form S-4) and related Prospectus of Berry Plastics Holding Corporation for the registration of $265 million of Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Indianapolis, Indiana
May 1, 2007